Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-196149, No. 333-40893, No. 333-80003, and No. 333-122835) of Geospace Technologies Corporation (the “Company”) of our reports dated December 1, 2017, relating to the consolidated financial statements and financial statement schedule, and the effectiveness of Geospace Technologies Corporation’s internal control over financial reporting, which appear in this Form 10-K.  Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of September 30, 2017 and 2016.

/s/ BDO USA, LLP

Houston, Texas

December 1, 2017